Exhibit 4.2

TENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Tenth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of December 21, 2018 by and among BDC Payments Holdings, Inc., a Delaware corporation (the “Company”) and the holders of Preferred Stock listed on Exhibit A hereto (the “Investors”).

RECITALS

WHEREAS, certain of the Investors purchased shares of the Company’s Series A Preferred Stock pursuant to a Series A Preferred Stock Purchase Agreement dated June 7, 2006 (the “Series A Agreement”), certain of the Investors purchased shares of the Company’s Series B Preferred Stock pursuant to a Series B Preferred Stock Purchase Agreement dated August 30, 2007, a Stock Transfer Agreement dated August 30, 2007 with the Chung Lacerte Trust Under Trust Agreement Dated 2/15/04 and a Second Series B Preferred Stock Purchase Agreement dated July 22, 2009 (together with the Series B Preferred Stock Purchase Agreement and the Stock Transfer Agreement, the “Series B Agreements”), certain of the Investors purchased shares of the Company’s Series C Preferred Stock pursuant to a Series C Preferred Stock Purchase Agreement dated May 21, 2010 (the “Series C Agreement”) certain of the Investors purchased shares of the Company’s Series D Preferred Stock pursuant to a Series D Preferred Stock Purchase Agreement dated December 2, 2011 (the “Series D Agreement”), certain of the Investors purchased shares of the Company’s Series E Preferred Stock pursuant to a Series E Preferred Stock Purchase Agreement dated August 1, 2013 (the “Series E Agreement”), certain of the Investors purchased shares of the Company’s Series E-1 Preferred Stock pursuant to a Series E-1 Preferred Stock Purchase Agreement dated November 8, 2013 (the “Series E-1 Agreement”), certain of the Investors purchased shares of the Company’s Series F Preferred Stock pursuant to a Series F Preferred Stock Purchase Agreement dated December 4, 2014 (the “Series F Agreement”), certain of the Investors purchased shares of the Company’s Series F-1 Preferred Stock pursuant to a Series F-1 Preferred Stock Purchase Agreement dated February 12, 2015 (the “Series F-1 Agreement”), and certain of the Investors purchased shares of the Company’s Series G Preferred Stock pursuant to a Series G Preferred Stock Purchase Agreement dated June 21, 2017, as amended by that certain Amendment No. 1 to Series G Preferred Stock Purchase Agreement dated as of September 27, 2017 and that certain Amendment No. 2 to Series G Preferred Stock Purchase Agreement dated as of December 22, 2017 (the “Series G Agreement”);

WHEREAS, the Company and certain of the Investors are parties to an Ninth Amended and Restated Investors’ Rights Agreement dated as of June 21, 2017, as amended by that certain Amendment and Assignment Agreement for Amended and Restated Investors’ Rights Agreement dated as of November 30, 2018, by and among the Company, bill.com, inc. and such Investors (the “Prior Agreement”);

WHEREAS, certain of the Investors have agreed to purchase shares of the Company’s Series H Preferred Stock (the “Series H Preferred Stock”) pursuant to a Series H Preferred Stock Purchase Agreement by and among the Company and such Investors dated of even date herewith (such agreement, as amended from time to time, the “Series H Agreement”). The Series H Agreement provides that, as a condition to such Investors’ purchase of Series H Preferred Stock thereunder, the Company and the Investors will enter into this Agreement and the Investors will be granted the rights set forth herein; and

WHEREAS, the parties to such Prior Agreement desire to amend and restate the Prior Agreement and to accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. INFORMATION RIGHTS; CERTAIN DEFINED TERMS.

1.1 Financial Information. The Company covenants and agrees that, commencing on the date of this Agreement, the Company will:

(a) Annual Reports. Furnish to each Investor, for so long as such Investor holds at least five hundred thousand (500,000) shares (as adjusted per Section 6.10) of any combination of Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, Series F Preferred Stock, Series F-1 Preferred Stock, Series G Preferred Stock and/or Series H Preferred Stock issued under either the Series A Agreement, the Series B Agreements, the Series C Agreement, the Series D Agreement, the Series E Agreement, the Series E-1 Agreement, the Series F Agreement, the Series F-1 Agreement, the Series G Agreement or the Series H Agreement (such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, Series F Preferred Stock, Series F-1 Preferred Stock, Series G Preferred Stock and Series H Preferred Stock shall be collectively referred to as “Preferred Stock”) (such Investor, a “Major Investor”), as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated Balance Sheet as of the end of such fiscal year, a consolidated Statement of Income and a consolidated Statement of Cash Flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures from the Company’s previous fiscal year all prepared in accordance with generally accepted accounting principles and practices and audited by independent certified public accountants. Notwithstanding the foregoing, Franklin Advisers, Inc. (together with its Affiliates, “FT”), American Express Travel Related Services Company, Inc. (“AXP”), Banc of America Strategic Investments Corporation, Fifth Third Capital Holdings, LLC, and JPMC (as defined below) shall each be considered a “Major Investor” for purposes of this Agreement so long as any of them or their respective affiliates hold any shares of capital stock of the Company.

(b) Quarterly Reports. Furnish to each Major Investor as soon as practicable, and in any case within forty-five (45) days of the end of each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), quarterly unaudited financial statements, including an unaudited Balance Sheet, an unaudited Statement of Income and an unaudited Statement of Cash Flows.

(c) Monthly Reports. Furnish to each Major Investor as soon as practicable, and in any case within thirty (30) days after the end of each calendar month (except the last month of the Company’s fiscal year), monthly unaudited financial statements, including an unaudited Balance Sheet, an unaudited Statement of Income and an unaudited Statement of Cash Flows.

(d) Annual Budget. Furnish to each Major Investor as soon as practicable and in any event no later than sixty (60) days prior to the close of each fiscal year of the Company, an annual operating plan and budget for the next immediate fiscal year.

(e) Certification. With respect to the financial statements called for in subsections (b) and (c) of this Section 1.1, furnish an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment.

1.2 Inspection Rights. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Major Investor.

1.3 Confidentiality. Each Major Investor agrees to use, and to use commercially reasonable efforts to ensure that its authorized representatives use, the same degree of care as such recipient uses to protect its own confidential information to keep confidential any information furnished to it by the Company pursuant to this Agreement except such information that (i) was in the public domain prior to the time it was furnished to such recipient, (ii) is or becomes (through no willful or improper action or inaction by such recipient) generally available to the public, (iii) was in its possession or known by such recipient (as evidenced by written records) without restriction prior to receipt from the Company, (iv) was rightfully disclosed to such recipient by a third party without restriction or (v) was independently developed (as evidenced by written records) without any use of the Company’s confidential information and further agrees not to use any such Company confidential information for any purpose other than monitoring its investment in the Company. Notwithstanding the foregoing, any such Major Investor may disclose such proprietary or confidential information on a confidential basis to any former, current or prospective partner, limited partner, general partner, member, management company or other affiliate of such Major Investor (or any employee or representative of any of the foregoing) (each of the foregoing persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for such Major Investor or Permitted Disclosee, so long as such Permitted Disclosees are subject to equivalent confidentiality obligations with respect to the Company’s information. Furthermore, nothing contained in this Section 1.3 shall prevent any Major Investor or Permitted Disclosee from (a) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Major Investor or Permitted Disclosee does not, except as otherwise permitted in accordance with this Section 1.3, disclose or use any proprietary or confidential information of the Company in connection with such activities, or (b) making any disclosures required by law, rule, regulation (including such Investor’s compliance obligations and practices and including applicable rules or regulations of a securities exchange, association or marketplace or other similar self-regulatory organization) or court or other governmental order or process, including without limitation in connection with any regulatory review or examination and including oral questions, interrogatories, requests for information and documents in legal proceedings, subpoena, civil investigative demand and other processes.

Notwithstanding anything to the contrary herein, no Investor who the Board reasonably concludes is a competitor or potential competitor of the Company shall have information rights under Sections 1.1 or 1.2.

1.4 Termination of Certain Rights. The Company’s obligations under Sections 1.1 and 1.2 above will terminate upon the closing of the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and upon the closing of a Sale of the Company.

1.5 Certain Defined Terms. The terms “Regulatory Voting Restriction” and “Sale of the Company” shall have the respective meanings given to them in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time after the date of this Agreement (the “Restated Certificate”).

2. REGISTRATION RIGHTS.

2.1 Definitions. For purposes of this Section 2:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(b) Registrable Securities. The term “Registrable Securities” means:

(1) all the shares of Common Stock issuable or issued upon the conversion of any shares of Preferred Stock;

(2) for purposes of Sections 2.3, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 4.1(b) and 4.2 only, all shares of Common Stock or Nonvoting Common Stock (A) issued upon the conversion of any shares of Series B Preferred Stock issued upon exercise of that certain warrant to purchase 102,740 shares of Series B Preferred Stock of the Company dated November 19, 2008 issued to Comerica Bank and that certain warrant to purchase 102,740 shares of Series B Preferred Stock of the Company dated January 14, 2010 issued to Comerica Bank (the “Series B Warrants”), (B) issued upon the conversion of any shares of Series D Preferred Stock issued upon exercise of that certain warrant to purchase 25,000 shares of Series D Preferred Stock of the Company dated May 3, 2013 issued to City National Bank (the “Series D Warrant”), or (C) issuable or issued upon exercise of warrants issued or issuable under that certain Warrant Issuance Agreement entered into June 21, 2017 by and between the Company and JPMC Strategic Investments I Corporation (“JPMC”; such agreement, the “JPMC Warrant Agreement”), pursuant to which warrants to purchase up to 11,264,926 shares of Common Stock or Nonvoting Common Stock may be issued, and all such shares of Common Stock and Nonvoting Common Stock described in clauses (A), (B) and (C) of this subsection, the shares of “Warrant Common Stock”; and

(3) any shares of Common Stock or Nonvoting Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, (A) all shares of Common Stock described in clause (1) of this subsection (b), or (B) solely for purposes of Sections 2.3, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 4.1(b) and 4.2, all shares of Warrant Common Stock described in clause (2) of this subsection (b);

excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities Then Outstanding” shall mean the number of shares of Common Stock and Nonvoting Common Stock which are Registrable Securities and (1) are then issued and outstanding, or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants or convertible securities; provided, however, that “Registrable Securities Then Outstanding” shall only include Warrant Common Stock or Registrable Securities issued in connection with Warrant Common Stock as described in clause (3)(B) of subsection (b) when used in Sections 2.3, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 4.1(b) and 4.2.

(d) Holder. For purposes of this Section 2 and Sections 3 and 4 hereof, the term “Holder” means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Preferred Stock shall be deemed to be the Holder of the Registrable Securities issuable upon conversion thereof; provided, further, that the Company shall in no event be obligated to register shares of Preferred Stock and that Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder as to such Registrable Securities until immediately before the closing of the offering to which the registration relates; provided, however, the holder of the Series B Warrants (or shares of Series B Preferred Stock or Common Stock directly or indirectly issued upon exercise thereof), the holders of the Series D Warrant (or shares of Series D Preferred Stock or Common Stock directly or indirectly issued upon exercise thereof) and the holder of any warrants issued pursuant to the JPMC Warrant Agreement (or shares of Common Stock or Nonvoting Common Stock directly or indirectly issued upon exercise thereof) shall only be a “Holder” under this Agreement for purposes of Sections 2.3, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 4.1(b) and 4.2.

(e) Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

2.2 Demand Registration.

(a) Request by Holders. If the Company shall receive at any time after the earlier of (i) one hundred and eighty (180) days after the effective date of the Company’s initial public offering of its securities pursuant to a registration filed under the Securities Act and (ii) the fifth (5th) anniversary following the date of the initial closing of the sale of shares of Series H Preferred Stock under the Series H Agreement, a written request from the Holders of at least forty percent (40%) of the Registrable Securities Then Outstanding (excluding the Series E-1 Preferred Stock and Series F-1 Preferred Stock for purposes of such request and for calculating the percentage with respect thereto) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after the Request Notice is deemed delivered pursuant to Section 6.1, subject only to the limitations of this Section 2.2; provided, however, that the Company shall not have any obligation to effect the filing of a registration statement under this Section 2.2(a) under either of the following two circumstances: (i) if the Registrable Securities requested by all Holders to be registered pursuant to a request hereunder have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of less than Seven Million Five Hundred Thousand Dollars ($7,500,000); and (ii) during any period beginning with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred and eighty (180) days following the effective date of any Company-initiated registration under the Securities Act (other than a registration relating solely to any employee benefit plan or a corporate reorganization); provided that the Company’s right under this clause (ii) not to file a registration statement shall be contingent upon the Company providing notice to the Initiating Holders (as defined below) within thirty (30) days of their request under this Section 2.2 of the Company’s intent to file such a Company-initiated registration statement within ninety (90) days and the Company thereafter actively employing in good faith, reasonable efforts to cause such Company-initiated registration statement to become effective.

(b) Underwriting. If the Holders initiating the registration request under this Section 2.2 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the Request Notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such

Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 2.2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and (subject to paragraph 14 of the amended and restated letter agreement between the Company and AXP, dated as of February 12, 2015 (the “Letter Agreement”)) the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among each of the Holders requesting inclusion of their Registrable Securities in the underwriting on a pro rata basis according to the number of Registrable Securities Then Outstanding held by each such Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company (including all securities proposed to be issued by the Company and included therein and any other already-outstanding securities that are not Registrable Securities) are first entirely excluded from the underwriting and registration.

(c) Maximum Number of Demand Registrations. The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.2 provided that such registrations have been declared or ordered effective.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore necessary to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan or a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act).

(e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts and commissions. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 (and the Holders electing to participate in such registration shall bear all such expenses on a pro rata basis according to the number of Registrable Securities they elected to include in such registration) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities Then Outstanding agree to forfeit their right to one (1) demand registration pursuant to this Section 2.2 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not be required to forfeit a demand registration pursuant to this Section 2.2.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement or to any employee benefit plan or a corporate reorganization or transaction under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after the above-described notice from the Company is deemed delivered pursuant to Section 6.1, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then (subject to paragraph 14 of the Letter Agreement) the managing underwriter may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the

Holders requesting inclusion of their Registrable Securities in such registration statement, on a pro rata basis according to the number of Registrable Securities Then Outstanding held by each such Holder, and third, to all other stockholders of the Company requesting inclusion of securities of the Company in such registration; provided however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the shares included in the registration, except for a registration relating to the Company’s initial public offering from which all Registrable Securities may be excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder”, and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder”, as defined in this sentence.

(b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.3 (excluding underwriters’ and brokers’ discounts and commissions), including, without limitation all federal and “blue sky” registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for the selling Holders (up to $50,000), shall be borne by the Company.

2.4 Form S-3 Registration. In case the Company shall receive a written request or requests from any Holder or Holders of Registrable Securities then holding at least Thirty Percent (30%) of the Registrable Securities Then Outstanding (with the Series E-1 Preferred Stock and Series F-1 Preferred Stock not subject to the Regulatory Voting Restriction (as such term is defined in the Restated Certificate) for purposes of such request) that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after such written notice from the Company is deemed delivered pursuant to Section 6.1; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(1) if Form S-3 is not available for such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than One Million Dollars ($1,000,000);

(3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve month period for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, however, that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4; or

(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Expenses. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.4, (excluding underwriters’ or brokers’ discounts and commissions), including without limitation all filing, registration and qualification, printers’ and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders (up to $50,000) and counsel for the Company.

(d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.

2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use diligent efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective until the earlier to occur of (i) one hundred twenty (120) days following the effective date and (ii) the last date on which all Registrable Securities with respect to which such registration statement was filed are sold.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Use its diligent efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(h) Cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed.

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be reasonably required to timely effect the registration of their Registrable Securities.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) By the Company. To the fullest extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “1934 Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the l934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case; or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, in connection with the statements or omissions or violations that resulted in such loss, liability, claim, damage or expense, as well as any other equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of net proceeds received by such Holder (such amount to be combined with any amounts paid by such Holder pursuant to Section 2.8(b)); and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(e) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

2.9 “Market Stand-Off” Agreement. Subject to paragraph 14 of the Letter Agreement and Section 2.2 of Article VI of the Restated Certificate, each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that:

(a) such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement or to shares purchased thereafter in the open market; and

(b) all stockholders of the Company who hold in excess of one percent (1%) of the then outstanding Common Stock and common stock equivalents of the Company and all executive officers and directors of the Company enter into similar agreements.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder further agrees to enter into any agreement reasonably requested by the underwriters to implement the foregoing within any reasonable timeframe so requested.

2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the 1934 Act (at any time after it has become subject to the reporting requirements of the 1934 Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the 1934 Act).

2.11 Termination of the Company’s Obligations. The Company shall have no obligations under this Section 2 with respect to any request or requests for registration made on a date more than five (5) years after the closing of a Qualified IPO (as defined below); and with respect to any Registrable Securities proposed to be sold by a Holder if, in the opinion of counsel to the Company, all Registrable Securities of such Holder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act. “Qualified IPO” means an underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds Thirty Five Million Dollars ($35,000,000).

2.12 No Future Grants of Registration Rights. Following the date hereof, the Company shall not, without written consent of the Holders of a majority of the Registrable Securities Then Outstanding (with the Series E-1 Preferred Stock and Series F-1 Preferred Stock being treated as not subject to the Regulatory Voting Restriction for this purpose), enter into any agreement to grant registration rights to any other party which would allow such person (a) to include securities of the Company in any registration unless, under the terms of such agreement, such person may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of Registrable Securities of the Holders that are included or (b) to demand registration of any securities held by such person.

3. RIGHT OF FIRST REFUSAL.

3.1 General. Each Investor and any party to whom such Investor’s rights under this Section 3 have been duly assigned in accordance with Section 4.1(c) (each such Investor or assignee being hereinafter referred to as a “Rights Holder”) has the right of first refusal to purchase such Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any “New Securities” (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement; provided, however, that such right is contingent upon such Rights Holder demonstrating to the Company’s satisfaction that it is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). A Rights Holder’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of shares of Common Stock issuable or issued upon conversion of shares of Preferred Stock held by such Rights Holder, to (b) a number of shares of Common Stock of the Company equal to the sum of (i) the total number of shares of Common Stock and Nonvoting Common Stock of the Company then outstanding plus (ii) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock and shares of each series of Preferred Stock issuable upon exercise of then outstanding options or warrants of the Company are then or would, upon exercise of such options and warrants, be convertible plus (iii) the number of shares of Common Stock and Nonvoting Common Stock of the Company issuable upon exercise of then outstanding options or warrants to purchase shares of Common Stock and/or Nonvoting Common Stock.

3.2 New Securities. “New Securities” shall mean any shares of Common Stock of the Company, shares of Nonvoting Common Stock of the Company or shares of any series of Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock, Nonvoting Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock, Nonvoting Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include:

(a) shares of Common Stock issued upon conversion of any shares of Preferred Stock;

(b) shares of Common Stock, and any options, warrants, convertible securities or other rights directly or indirectly exercisable or convertible into such shares of Common Stock, granted or issued to employees, officers, directors, contractors, consultants or advisers to the Company or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other incentive arrangements that are approved by the Board;

(c) shares of Common Stock and/or Nonvoting Common Stock (and any options, warrants, convertible securities or other rights directly or indirectly exercisable or convertible into such shares of Common Stock and/or Nonvoting Common Stock) issued (i) in connection with joint ventures, manufacturing, marketing, distribution, licensing or other commercial arrangements with the Company that in each case are approved by the Board (including at least three (3) of the directors elected as a “Preferred Stock Designee” pursuant to that certain Tenth Amended and Restated Voting Agreement by and among the Company and the Holders named therein dated as of the date hereof, as may be amended (each a “Preferred Stock Director”)) and entered into primarily for other than capital raising purposes or (ii) to parties that are providing the Company with equipment leases, real property leases, loans, credit lines, or guaranties of indebtedness, in each case pursuant to arrangements that are approved by the Board (including at least three (3) Preferred Stock Directors) and that are primarily for other than equity financing purposes;

(d) shares of Common Stock (and any options, warrants, convertible securities or other rights directly or indirectly exercisable or convertible into such shares of Common Stock) issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity under arrangements approved by the Board;

(e) shares of Common Stock or Preferred Stock issued upon the exercise of any warrants or options that are outstanding as of the date of this Agreement and any shares of the Company’s Common Stock issuable upon conversion of any such shares of Preferred Stock, and shares of Common Stock and/or Nonvoting Common Stock (and any warrants exercisable into such shares of Common Stock and/or Nonvoting Common Stock) that are issued pursuant to the JPMC Warrant Agreement;

(f) shares of Common Stock issued in connection with a public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended;

(g) shares of Common Stock or other securities of the Company for which an adjustment is made pursuant to any of Sections 5.4, 5.5, 5.6 or 5.7 of Article V of the Restated Certificate; and

(h) shares of Series H Preferred Stock sold pursuant to the Series H Agreement, as amended from time to time after the date of this Agreement and any shares of the Company’s Common Stock issuable upon conversion of any such shares of Series H Preferred Stock.

3.3 Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall first give to each Rights Holder written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have twenty (20) days from the date of deemed delivery under Section 6.1 of any such Notice to agree in writing to purchase such Rights Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share). If any Rights Holder fails to so agree in writing within such twenty (20) day period to purchase such Rights Holder’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Holder’s full Pro Rata Share of such offering of New Securities (the “Overallotment Notice”). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders’ unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Holders who are seeking to exercise such overallotment right, at any time within five (5) days after deemed delivery under Section 6.1 of the Overallotment Notice. As used herein, the term “Subsidiary” shall mean any corporation, limited liability company, partnership or other entity of which at least fifty percent (50%) of the outstanding voting stock or other ownership interests having ordinary voting power is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations, limited liability companies, partnerships or other entities.

3.4 Failure to Exercise. In the event that the Rights Holders fail to exercise in full the right of first refusal within such twenty (20) plus five (5) day period, then the Company shall have 90 days thereafter to sell the New Securities with respect to which the Rights Holders’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such 90 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

3.5 Termination. This right of first refusal shall terminate immediately before the closing of a Qualified IPO.

3.6 Regulated Holder. The Company and each Investor agrees to use commercially reasonable efforts to cooperate with a Regulated Holder so that, in the event the Regulated Holder exercises its right of first refusal pursuant to this Section 3, the terms and characteristics of such securities so issued or transferred shall comply with any regulatory requirements applicable to the Regulated Holder.

4. ASSIGNMENT AND AMENDMENT.

4.1 Assignment. Notwithstanding anything herein to the contrary:

(a) Information Rights. The rights of a Major Investor under Section 1.1 and 1.2 hereof may be assigned only to a party to the extent that such transferee acquires from the Major Investor (or the Major Investor’s permitted assigns) at least that number and type of shares capital stock of the Company, as are necessary to have the applicable rights of a Major Investor described in the relevant provisions of Sections 1.1 and 1.2 hereof, respectively. A transferee which acquires such required number and type of shares of capital stock of the Company pursuant to an assignment made in accordance with the terms and conditions hereof shall be deemed to be a “Major Investor” for purposes of Section 1; provided, however that no party may be assigned any of the foregoing rights unless (i) the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned, (ii) such transfer of the securities of the Company is made in compliance with the terms and conditions relating to restrictions and conditions of transfer applicable to such securities, and (iii) such assignee executes and delivers to the Company a counterpart signature page to this Agreement in a form reasonably satisfactory to the Company agreeing to be bound by all of the terms and conditions of this Agreement (including without limitation the provisions of this Section 4) as an “Investor” hereunder. Notwithstanding anything to the contrary in this Agreement, no rights under Sections 1.1 or 1.2 may be transferred or assigned to any party that the Board reasonably concludes is a competitor or potential competitor of the Company.

(b) Registration Rights. The registration rights of a Holder under Section 2 hereof may be assigned only to (i) a party who acquires at least 200,000 Registrable Securities (as adjusted per Section 6.10); provided, however, that if a Holder under Section 2 hereof holds less than 200,000 Registrable Securities (as adjusted per Section 6.10), then the registration rights under Section 2.3 may be transferred to a transferee who acquires all of such Holder’s Registrable Securities, or (ii) a transferee of Registrable Securities that is a subsidiary, parent, affiliated venture capital fund, partner, limited partner, member, retired partner, retired member or stockholder of a Holder or is a Transferee of a Regulated Holder (as those terms are defined in the Restated Certificate); provided further, however, that no party may be assigned any of the foregoing rights unless (i) the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned, (ii) such transfer of the securities of the Company is made in compliance with the terms and conditions relating to restrictions and conditions of transfer applicable to such securities, and (iii) such assignee executes and delivers to the Company a counterpart signature page to this Agreement in a form reasonably satisfactory to the Company agreeing to be bound by all of the terms and conditions of this Agreement (including without limitation the provisions of this Section 4) as an “Investor” hereunder.

(c) Refusal Rights. The rights of a Rights Holder under Section 3 hereof may be assigned only to a party to the extent that such transferee acquires from the Rights Holder (or the Rights Holder’s permitted assigns) shares of Preferred Stock or shares of Common Stock issued upon conversion thereof; provided, however that no party may be assigned any of the foregoing rights unless (i) the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned, (ii) such transfer of the securities of the Company is made in compliance with the terms and conditions relating to restrictions and conditions of transfer applicable to such securities, and (iii) such assignee executes and delivers to the Company a counterpart signature page to this Agreement in a form reasonably satisfactory to the Company agreeing to be bound by all of the terms and conditions of this Agreement (including without limitation the provisions of this Section 4) as an “Investor” hereunder.

4.2 Amendment of Rights.

(a) Except as set forth otherwise herein, any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holders of a majority of the Registrable Securities Then Outstanding (with the Series E-1 Preferred Stock and Series F-1 Preferred Stock not subject to the Regulatory Voting Restriction for this purpose). Any amendment or waiver affected in accordance with this Section 4.2 shall be binding upon each party to this Agreement and each permitted successor or assignee of such party. The provisions in Section 1.1, 1.2, and 1.3 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities Then Outstanding that are held by Major Investors (with the Series E-1 Preferred Stock and Series F-1 Preferred Stock not subject to the Regulatory Voting Restriction for this purpose), and Section 1.1(a) may not be amended to remove or alter the name of any specific Investor named therein without such Investor’s written consent. Notwithstanding anything herein to the contrary, no amendment or waiver of this Agreement that would adversely and disproportionately affect the Series D Preferred Stock relative to any other series of Preferred Stock shall be made without the approval, by vote or written consent, of the holders of at least sixty percent (60%) of the outstanding Series D Preferred Stock; provided further and notwithstanding anything herein to the contrary, no amendment or waiver of this Agreement that would adversely and disproportionately affect the Series E Preferred Stock relative to any other series of Preferred Stock shall be made without the approval, by vote or written consent, of the holders of at least sixty percent (60%) of the outstanding Series E Preferred Stock; provided further and notwithstanding anything herein to the contrary, no amendment or waiver of this Agreement that would adversely and disproportionately affect the Series F Preferred Stock relative to any other series of Preferred Stock shall be made without the approval, by vote or written consent, of the holders of at least sixty percent (60%) of the outstanding Series F Preferred Stock; provided further and notwithstanding anything herein to the contrary, no amendment or waiver of this Agreement that would adversely and disproportionately affect the Series G Preferred Stock relative to any other series of Preferred Stock shall be made without the approval, by vote or written consent, of the holders of at least sixty percent (60%) of the outstanding Series G Preferred Stock; and provided further and notwithstanding anything herein to the contrary, no amendment or waiver of this Agreement that would adversely and disproportionately affect the Series H Preferred Stock relative to any other series of Preferred Stock shall be made without the approval, by vote or written consent, of the holders of at least sixty percent (60%) of the outstanding Series H Preferred Stock. Notwithstanding anything herein to the contrary, (i) Section 3.6, Section 6.12, Section 6.13, and this Section 4.2 (with respect to this sentence) may not be amended, modified, terminated or waived in any respect, and (ii) Section 4.1(b)(ii) and any other provision that includes an express reference to any shares of Series E-1 Preferred Stock and/or Series F-1 Preferred Stock or the Letter Agreement in this Agreement may not be amended, modified, terminated or waived in a manner that would adversely and disproportionately affect the Series E-1 Preferred Stock and/or Series F-1 Preferred Stock relative to any other series of Preferred Stock, in each case without the written consent of (x) AXP in order to be enforceable against AXP and its affiliates (as defined in Regulation Y (12 C.F.R. Part 225)) and (y) for so long as any Regulated Holder or its Transferee holds any shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock, the holders of a majority of the then-outstanding shares of Series E-1 Preferred Stock or Series F-1 Preferred Stock, which are so affected, in order to be enforceable against any Regulated Holder or any Transferee of such shares.

(b) Notwithstanding anything herein to the contrary, if pursuant to Section 2.3 of the Series H Agreement, any additional party purchases shares of Series H Preferred Stock pursuant to the Series H Agreement, as each is amended from time to time, as an “Additional Investor” (as defined in the Series H Agreement), then such Additional Investor shall become a party to this Agreement as an “Investor” hereunder, without the need for any consent, approval or signature of any Investor hereunder when such Additional Investor has both: (i) purchased shares of Series H Preferred Stock under the Series H Agreement, as amended from time to time, and paid the Company all consideration payable for such shares, and (ii) executed one or more counterpart signature pages to this Agreement as an “Investor”, with the Company’s consent.

5. CERTAIN COVENANTS OF THE COMPANY.

5.1 Option and Stock Awards; Vesting. Except as otherwise approved by the Board, each option grant or restricted stock award made by the Company after the date of this Agreement to any employee of the Company under any equity incentive plan of the Company (in each case an “Award”) will provide for no less than a four year vesting period, with twenty five percent (25%) of the shares to vest at the end of the first year of vesting and the remainder to vest ratably monthly over the next 36 months. Each Award will provide for the Company a freely assignable repurchase option to buy back at cost any unvested portion of the shares of Common Stock held by such person if such person’s employment with, or consulting to, the Company is terminated prior to the expiration of the vesting period of such Award.

5.2 Restrictions on Common Stock. Except as otherwise approved by the Board, all shares of Common Stock of the Company issued to employees, consultants or contractors shall be subject to a freely assignable Company right of first refusal on transfers, a standard 180 day market standoff provision, and shall prohibit transfers of unvested shares (except by operation of law or for estate planning purposes).

5.3 Invention Assignment Agreements. The Company shall require all employees to execute and deliver an Employee Inventions and Proprietary Rights Agreement and Confidentiality Agreement in substantially the form approved by the Board. The Company shall cause all consultants who are engaged to provide engineering or other technical services or who otherwise might have access to material confidential information to execute and deliver an agreement providing for the assignment to the Company of inventions conceived in the course of providing such services and the maintenance of confidential information as confidential.

5.4 Reserved.

5.5 Controlled Foreign Corporation. The Company shall not, without the consent of Holders of a majority of the Registrable Securities Then Outstanding, take actions that cause Holders, as a result of their holdings of Company capital stock, having “Subpart F income” (as determined under Sections 951 and 952 of the Internal Revenue Code of 1986, as amended (the “Code”)). The Company’s obligations under this Section 5.5 shall terminate upon the earlier of the closing of a Qualified IPO or a Sale of the Company.

5.6 Passive Foreign Investment Company. The Company shall not, without the consent of Holders of a majority of the Registrable Securities Then Outstanding, take actions that cause the Company to become a “passive foreign investment company” within the meaning of Section 1297 of the Code. The Company’s obligations under this Section 5.6 shall terminate upon the earlier of the closing of a Qualified IPO or a Sale of the Company.

5.7 D&O Insurance. The Company shall use reasonable commercial efforts to maintain customary directors’ and officers’ liability insurance in an amount and on terms reasonably acceptable to each of the Major Investors; provided that this requirement may be waived by action of the Board (including at least three (3) Preferred Stock Directors).

5.8 Publicity. The Company shall not use an Investor’s name in any manner, context or format (including reference on or links to websites, press releases, etc.) without the prior approval of such Investor.

5.9 Indemnification Agreement. The Company shall enter into an Indemnification Agreement with each director in a form satisfactory to the Board.

5.10 Board Expenses. The Company shall reimburse non-management directors for reasonable expenses associated with attendance at meetings of the Board (or committees thereof).

5.11 Related Party Transactions. Other than (i) that certain Series H Agreement, dated as of the date of this Agreement, by and among the Company and the investors party thereto, (ii) that certain Tenth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of the date of this Agreement, by and among the Company and the stockholders party thereto, (iii) that certain Tenth Amended and Restated Voting Agreement, dated as of the date of this Agreement, by and among the Company and the stockholders party thereto, (iv) that certain Side Letter Agreement, dated as of the date hereof, by and between the Company and Franklin Advisers, Inc., (v) that certain Side Letter Agreement, dated June 21, 2017, by and between the Company and JPMC, (vi) the JPMC Warrant Agreement, (vii)

agreements and transactions pursuant to that certain Master Agreement for U.S. Deliverables by and between the Company and JPMorgan Chase Bank, National Association, dated effective as of April 28, 2017, (viii) this Agreement, (ix) the Letter Agreement, (x) that certain Application Service Provider and Customization Agreement between Bank of America, N.A and the Company dated October 24, 2013, (xi) that certain General Services Agreement between the Company and Bank of America, N.A. dated April 22, 2013, (xii) that certain Side letter dated November 8, 2013 between the Company and Banc of America Strategic Investments Corporation, (xiii) that certain Side letter dated February 18, 2015 between the Company and Banc of America Strategic Investments Corporation, (xiv) that certain Loan and Security Agreement dated December 5, 2014 between the Company and Silicon Valley Bank, and all related agreements and amendments thereto, (xv) that certain Board Observer Letter dated December 4, 2014, between the Company and Capital Partners III, L.P. and (xvi) that certain Side Letter dated September 27, 2017, between the Company and Ossa Investments Pte. Ltd., in each case as the same may be amended from time to time, the Company and/or any Subsidiary shall not enter into any transaction with any stockholder who, together with its affiliates (which affiliates shall include, without limitation, (I) with respect to any natural person, such person’s spouse, immediate family members and lineal descendants and (II) with respect to any trust, any trustee or beneficiary of such trust), beneficially owns five percent (5%) or more of the voting stock of the Company or any Subsidiary (calculated on an as-converted to Common Stock basis) or with any affiliate of such stockholder unless either (1) the terms of such transaction are no less favorable to the Company than could be obtained from a third party at arm’s length or (2) such transaction has been approved by a majority of the non-interested members of the Board.

6. GENERAL PROVISIONS.

6.1 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) on the day of delivery if personally delivered; (ii) one (1) business day following deposit with a nationally recognized express courier service (fees prepaid) with instructions to deliver no later than the following business day for deliveries within the United States; (iii) three (3) business days following deposit with an internationally recognized express courier service (fees prepaid) with instructions to deliver no later than three (3) business days later for deliveries across international borders; or (iv) for deliveries inside the United States only, three (3) business days following deposit in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

(a) if to an Investor, at such Investor’s respective address as set forth on Exhibit A hereto; and

(b) if to the Company, 1810 Embarcadero Road, Palo Alto, CA 94303.

Any party hereto (and such party’s permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

6.2 Entire Agreement; Waiver. This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof, including the Prior Agreement, the provisions of which are amended, restated and superseded in their entirety by this Agreement. The Investors who are parties to the Prior Agreement hereby waive, on behalf of themselves and all Investors who are parties to the Prior Agreement, all rights of notice and first refusal with respect to the issuance of shares of Series H Preferred Stock under the Series H Agreement and all shares of Common Stock issuable upon conversion thereof.

6.3 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, excluding that body of law relating to conflict of laws and choice of law.

6.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

6.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

6.6 Successors And Assigns. Subject to the provisions of Section 4.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

6.7 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

6.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9 Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

6.10 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock, Nonvoting Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

6.11 Aggregation of Stock. All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement including, without limitation, determining who is a Major Investor hereunder.

6.12 Treatment of Series E-1 Preferred Stock and Series F-1 Preferred Stock. Unless otherwise set forth in this Agreement, for all purposes of this Agreement, the Series E-1 Preferred Stock and Series F-1 Preferred Stock of the Company shall be treated as being convertible (without actual conversion) into shares of Common Stock of the Company at the then applicable conversion rate of the Series E Preferred Stock and Series F Preferred Stock, respectively.

6.13 Measurement of Voting Power. Except as otherwise specifically provided herein, the Series E-1 Preferred Stock and Series F-1 Preferred Stock shall be subject to the Regulatory Voting Restriction with respect to any matter for which the Series E-1 Preferred Stock or Series F-1 Preferred Stock, respectively, otherwise has the right to vote or consent under this Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

BDC PAYMENTS HOLDINGS, INC.

By:	/s/ René Lacerte
René Lacerte, President and CEO

[SIGNATURE PAGE TO BDC PAYMENTS HOLDINGS, INC. TENTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTORS:

[NAME OF INVESTOR]

BY:

NAME:

TITLE:

[SIGNATURE PAGE TO BDC PAYMENTS HOLDINGS, INC. TENTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT]

EXHIBIT A

List of Investors

Investor Name and Address

DCM IV, L.P. DCM Affiliates Fund IV, L.P. 2420 Sand Hill Road, Ste. 200 Menlo Park, CA 94025 Attn: Thomas B. Blaisdell

August Capital V, L.P. 2480 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Attn: Katherine Blum

August Capital V Special Opportunities, L.P. as nominee 2480 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Attn: Katherine Blum

Emergence Capital Partners, L.P. Emergence Capital Associates, L.P. Emergence Capital Partners SBIC, L.P. 160 Bovet Road, Ste. 300 San Mateo, CA 94402 Attn. Brian Jacobs

Icon Ventures IV, L.P. 505 Hamilton Avenue Palo Alto, CA 94301

Financial Partners Fund I, L.P. Attn: Steven Piaker Financial Partners Napier Park Global Capital 280 Park Avenue, 3rd Floor New York, NY 10017

Scale Venture Partners IV, L.P. 950 Tower Lane, Suite 1150 Foster City, CA 94404

American Express Travel Related Services Company, Inc. 200 Vesey Street Mail Drop 51-03 New York, NY 10285 Attn: General Counsel/Chief Development Officer

EXHIBIT A

List of Investors

Capital Partners III, L.P. 2770 Sand Hill Road Menlo Park, CA 94025

Eric Chan

Chung Lacerte Trust Under Trust Agreement dated 2/15/2004

City National Bank Technology and Venture Capital Banking 150 California Street, 13th Floor San Francisco, CA 94111 Attn. Rod Werner, Managing Director

Comerica Bank Attn: Warrant Administrator 500 Woodward Avenue, 32nd Floor, MC 3379 Detroit, MI 48226

CPA2Biz, Inc. 100 Broadway, 6th Floor New York, NY 10005 Attn: Michael Murray

Susan A. Dunn

e-RM Ventures 705 Henley Fields Circle Duluth, GA 30097 Attn. Mark Johnson

F&W Investments – Series 2006 c/o Fenwick & West LLP 801 California Street Mountain View, CA 94041 Attn. Laird H. Simons III

F&W Investments LLC – Series 2007 c/o Fenwick & West LLP 801 California Street Mountain View, CA 94041 Attn. Laird H. Simons III

EXHIBIT A

List of Investors

F&W Investments II LLC – Series 2009 c/o Fenwick & West LLP 801 California Street Mountain View, CA 94041 Attn. Laird H. Simons III

F&W Investments LP – Series 2013 c/o Fenwick & West LLP 801 California Street Mountain View, CA 94041 Attn: Laird H. Simons III

Wendy Gayle

Martin and Leslie Gates, Trustees of the Martin and Leslie Gates Living Trust dated January 20th, 2011

Goines/Wong 1999 Living Trust

Gary W. Hornbeek and Susan M. Miller, as Trustees of the Hornbeek/Miller Family Trust under agreement dated March 19, 2007

Tommy Hui

JPMC Strategic Investments I Corporation 270 Park Avenue, 10th Floor New York, NY 10017 Attn: Strategic Investments

Laura Korabiak

Gary Lang and LeeAnne M. Lang, Husband and Wife, as Community Property

EXHIBIT A

List of Investors

Daniel P. and Maria A. Lind, Trustees; The Daniel P. and Maria A. Lind Revocable Living Trust, dated March 24, 2000

Colleen Lindow

The Scott J. and Marilyn M. Loftesness Revocable Trust 1999 Orttung/Palmer Family Trust

Jeongho Park

Carol R. Glover and Michael C. Glover, as Joint Tenants

Penny Lam

Darren Root

Rootworks LLC 1516 S. Walnut Street Bloomington, IN 47401 Attn: Darren Root

The Goldman Sachs Trust Company of Delaware, as Trustee of the SB Family Dynasty Trust (as successor-in-interest to the SB Holding Corporation Delaware Trust and the Smolenski Bowers Family Dynasty Trust)

Attn: Kathleen Kinne, President

Goldman Sachs Trust Co.

601 Delaware Avenue, 2nd Floor

Wilmington, DE 19801

EXHIBIT A

List of Investors

TTP Fund II, L.P. c/o Total Technology Ventures 1230 Peachtree Street Promenade II, Suite 1150 Atlanta, GA 30309

Tuan Dung Vu

The Sleeter Family Trust

Banc of America Strategic Investments Corporation One Bryant Park, 17th Floor New York, NY 10036

Fifth Third Capital Holdings, LLC 38 Fountain Square Plaza, MD 10904F Cincinnati, OH 45263

West Capital Partners Bill.com LLC 9555 Main Street, Suite B Cincinnati, OH 45242 Attn: Madeleine Ludlow

West Capital Partners Bill.com II LLC 9555 Main Street, Suite B Cincinnati, OH 45242 Attn: Madeleine Ludlow

Peter J. Kight

Commerce Ventures, L.P. 680 Mission Street, Unit 11E San Francisco, CA 94105 Attn: Dan Rosen, Managing Member

Andrew Cohen, Trustee of the 1997 Cohen Family Trust

MAS Advisory LLC c/o GPS Investment Partners 767 Fifth Avenue, 19th Floor New York, NY 10153

EXHIBIT A

List of Investors

Marc A. Spilker 2014 Family Trust c/o GPS Investment Partners 767 Fifth Avenue, 19th Floor New York, NY 10153

Alba Investments LLC c/o GPS Investment Partners 767 Fifth Avenue, 19th Floor New York, NY 10153

Scott Prince c/o GPS Investment Partners 767 Fifth Avenue, 19th Floor New York, NY 10153

Prince Partners LP c/o GPS Investment Partners 767 Fifth Avenue, 19th Floor New York, NY 10153

Benjamin Nickoll c/o GPS Investment Partners 767 Fifth Avenue, 19th Floor New York, NY 10153

Christine Armstrong c/o GPS Investment Partners 767 Fifth Avenue, 19th Floor New York, NY 10153

Ossa Investments Pte. Ltd. 60B Orchard Road #06-18 Tower 2 The Atrium@Orchard Singapore 238891

EXHIBIT A

List of Investors

Broad Street Principal Investments, L.L.C. 200 West Street New York, NY 10282 Attention: Rafi Carmeli

Franklin Strategic Series – Franklin Growth Opportunities Fund One Franklin Parkway San Mateo, CA 94403 Attention: Anthony Hardy and Kat Anderson

Franklin Templeton Investment Funds – Franklin U.S. Opportunities Fund One Franklin Parkway San Mateo, CA 94403 Attention: Anthony Hardy and Kat Anderson

Franklin Strategic Series – Franklin Small-Mid Cap Growth Fund One Franklin Parkway San Mateo, CA 94403 Attention: Anthony Hardy and Kat Anderson

Franklin Templeton Variable Insurance Products Trust – Franklin Small-Mid Cap Growth VIP Fund One Franklin Parkway San Mateo, CA 94403 Attention: Anthony Hardy and Kat Anderson

Virtus KAR Capital Growth Series 1800 Avenue of the Starts, 2nd Floor Los Angeles, CA 90067 Attention: Judith Ridder, Chief Compliance Officer

Virtus KAR Capital Growth Fund 1800 Avenue of the Starts, 2nd Floor Los Angeles, CA 90067 Attention: Judith Ridder, Chief Compliance Officer

Virtus Tactical Allocation Fund 1800 Avenue of the Starts, 2nd Floor Los Angeles, CA 90067 Attention: Judith Ridder, Chief Compliance Officer

EXHIBIT A

List of Investors

Virtus Strategic Allocation Series 1800 Avenue of the Starts, 2nd Floor Los Angeles, CA 90067 Attention: Judith Ridder, Chief Compliance Officer

Virtus Strategic Allocation Fund 1800 Avenue of the Starts, 2nd Floor Los Angeles, CA 90067 Attention: Judith Ridder, Chief Compliance Officer

Virtus KAR Mid-Cap Growth Fund 1800 Avenue of the Starts, 2nd Floor Los Angeles, CA 90067 Attention: Judith Ridder, Chief Compliance Officer

Fleetcor Technologies Operating Company LLC 5445 Triangle Parkway Norcross, GA 30092

Mastercard Investment Holdings, inc. 2000 Purchase Street Purchase, New York 10577

FIL Investments International As Agent For And On Behalf Of Fidelity Funds SICAV in respect of European Smaller Companies Fund

c/o Brown Brothers Harriman & Co

Corporate Actions Vault

140 Broadway

New York, NY 10005

Fidelity Global Innovators Investment Trust, by its Manager Fidelity Investments Canada ULC 483 Bay Street, North Tower, Suite 300 Toronto, ON Canada M5G 2N7

Fidelity Special Situations Fund, by its Manager Fidelity Investments Canada ULC 483 Bay Street, North Tower, Suite 300 Toronto, ON Canada M5G 2N7

Fidelity Greater Canada Fund, by its Manager Fidelity Investments Canada ULC 483 Bay Street, North Tower, Suite 300 Toronto, ON Canada M5G 2N7

EXHIBIT A

List of Investors

Cross Creek Partners V, L.P. 505 South Wakara Way, Suite 215 Salt Lake City, UT 84108

Cross Creek Capital II, L.P. 505 South Wakara Way, Suite 215 Salt Lake City, UT 84108